Exhibit 11



                     SURGE COMPONENTS, INC. AND SUBSIDIARIES

                     COMPUTATION OF EARNINGS PER COMMON SHARE
                     ----------------------------------------


                                                                                                   1 9 9 6

                                                  Year Ended
                                                  November 30,
                                              2002           2001
                                              ----           ----
Basic earnings:

Net loss available to common shareholders  $(1,766,554)  $(6,117,307)
                                             =========    ==========
Shares:
Weighted common shares outstanding           8,848,530     7,390,314
                                             =========    ==========
Basic loss per common share                $      (.20)  $      (.83)
                                             =========    ==========
Diluted earnings:

Net loss available to common shareholders  $(1,766,554)  $(6,117,307)

Shares:
Weighted common shares outstanding           8,848,530     7,390,314
   Convertible notes payable                     --            --
   Class A warrants                              --            --
   Series B Preferred series                     --            --
   Series C Preferred series                     --            --
   Employee stock options
                                             ---------    ----------
Total weighted shares outstanding            8,848,530*    7,390,314*
                                             =========    ==========
Diluted loss per common share               $     (.20)   $     (.83)
                                             =========    ==========






* The shares issuable upon conversion of the convertible notes payable, the preferred stock and outstanding stock options and warrants are not included since their inclusion would be anti-dilutive.
